EXHIBIT 99.1

Texas United Bancshares Reports 2005 Second Quarter Earnings

Highlights of second quarter performance include:

•	Net income of $2.6 million, up 74.7 percent from the prior year quarter
•	Diluted earnings per share of $0.33 compared with $0.36 for the prior-year quarter
•	Year-to-date loan growth of $93.1 million, up 13.4 percent
•	Noninterest-bearing demand deposits up $24.9 million or 13.3 percent since year-end
•	Net interest margin of 5.23 percent, up 66 basis points since the beginning of 2005
•	Merger plan with Gateway Holding Company announced on May 2, 2005
•	Converted ten Community Home Loan mortgage offices to limited service branches of State Bank

LA GRANGE, Texas, August 2, 2005 — Texas United Bancshares, Inc. (Nasdaq: TXUI), a community banking organization and parent company of State Bank, La Grange, Texas and GNB Financial, n.a., Gainesville, Texas, reported net income for the second quarter of 2005 of $2.6 million, an increase of 74.7 percent compared with $1.5 million for the second quarter of 2004 and a decline of 6.8 percent compared with the $2.8 million reported for the first quarter of 2005. The second quarter year-over-year increase was primarily due to the acquisition of the two Central Bank branches on July 30, 2004, and GNB Bancshares, Inc. on October 1, 2004, as well as improvement in the net interest margin.

Diluted earnings per share for the second quarter of 2005 were $0.33 compared with $0.36 for the second quarter of 2004 and $0.35 for the first quarter of 2005. Per share results reflect the sale of 2,300,000 shares of common stock through a public offering in August 2004 and the issuance of approximately 1,457,000 shares in connection with the acquisition of GNB Bancshares, Inc. in October 2004. Weighted average diluted shares outstanding for the second quarter of 2005 were 7,964,000, compared with 4,200,000 for prior year quarter and 7,968,000 for the first quarter of this year.

For the first six months of 2005, the Company reported net income of $5.4 million, an increase of 77.0 percent compared with $3.1 million for the first six months of 2004. The increase reflects the acquisitions of GNB Bancshares, the Central Bank branches and Community Home Loan, Inc. Diluted earnings per share for the first six months of 2005 were $0.68 compared with $0.73 for the same period in 2004. Per share results were affected by the above-mentioned issuance of stock; weighted average diluted shares outstanding for the first six months of 2005 were 7,966,000 compared with 4,197,000 weighted average diluted shares outstanding for the same period in 2004.

Don Stricklin, President and CEO of Texas United, commented, “Our expansion initiatives continue. Through a combination of acquisitions and organic growth, we have selectively increased our presence in targeted suburban metro markets with some of the strongest demographics in Texas: Dallas, Houston, Austin and San Antonio.

“Our pending acquisition of Gateway Holding Company, Inc. is progressing well. Gateway’s six banking locations in the Dallas market will complement GNB’s seven full-service banking offices in the Dallas/Fort Worth metroplex and substantially expand our presence in this attractive market. The transaction is expected to be completed during the fourth quarter of 2005.”

Net interest income for the second quarter of 2005 was $14.3 million compared with $7.1 million for the same quarter in 2004 and $12.5 million for the first quarter of 2005. This represents increases of 101.4 percent and 14.4 percent, respectively. The previous quarter comparison reflects a 5.8 percent increase in average earning assets combined with a 34 basis point improvement in the net interest margin to 5.39 percent.

Much of the improvement in the linked quarter net interest income is the result of the merger of Community Home Loan into State Bank as of April 30, 2005. Prior to the merger, gains on the sale of loans originated by Community were recorded as noninterest income. Subsequent to the merger, these fees have been recorded as loan fee income, and will continue to be recorded as loan fee income going forward. The impact of this change for the current quarter was $864,000.

Noninterest income for the second quarter of 2005 was $3.9 million compared with $5.9 million for the first quarter of 2005 and $4.7 million for the second quarter of 2004. The previous quarter difference reflects lower service charges on deposit accounts coupled with the aforementioned impact on income generated on the sale of loans associated with the merger of Community Home Loan into State Bank.

Overall, noninterest expense has been stable since the acquisition of GNB Bancshares was consummated, despite the addition of 73 FTE employees since the beginning of the year. Noninterest expense for the current quarter was $13.2 million, a decline of $0.2 million from the $13.4 million reported for the first quarter of 2005.

Compared with the year-ago quarter, noninterest expense rose by $4.0 million or 43.5 percent, reflecting the impact of Texas United’s expansion activities over the past four quarters, including: (i) Construction of three full-service banking centers, two in Bryan-College Station, Texas and one in Magnolia, Texas (part of the Houston metropolitan area), which are all scheduled for completion during the third quarter of 2005; (ii) expanded mortgage banking activities and the conversion of ten mortgage offices to limited service branches of State Bank; (iii) the acquisition of GNB Bancshares and (iv) the acquisition of two Central Bank branches. For the second quarter of 2005, the efficiency ratio improved to 73.02 percent compared with 73.42 percent for the first quarter of 2005 and 78.01 percent for the second quarter of 2004.

Asset quality remains strong, despite an increase in nonperforming assets. Net charge-offs were $589,000 for the second quarter of 2005, or an annualized 0.31 percent of average loans, compared with $476,000 for the first quarter of 2005, or an annualized 0.27 percent of average loans and $271,000, or an annualized 0.26 percent of average loans for the second quarter of 2004. Nonperforming assets were 0.46 percent of total assets at June 30, 2005, compared with 0.33 percent of total assets at March 31, 2005, and 0.35 percent at June 30, 2004. The loan loss allowance was 0.94 percent of total loans at June 30, 2005.

Total assets were $1.2 billion at June 30, 2005, up $101.0 million or 8.9 percent from year-end 2004. Since December 31, 2004, loans have grown $93.1 million or 13.4 percent, with growth notably strong in the residential real estate sector (up $45.7 million or 23.7 percent) and the commercial real estate sector (up $26.4 million or 11.8 percent). Deposits increased $22.3 million, or 2.5 percent, from December 31, 2004 to $902.4 million. In particular, noninterest bearing deposits rose $24.9 million or 13.3 percent during that six-month time period, and now comprise 23.6 percent of total deposits. The remainder of loan growth was funded by increased borrowings.

Shareholders’ equity at June 30, 2005 was $107.4 million, an increase of $3.3 million or 3.1 percent from $104.2 million at March 31, 2005. The risk-based capital ratio was a strong 10.48 percent. Shares outstanding at period-end were 7,805,372.

About the Company

Texas United Bancshares, Inc. is a registered financial holding company listed on the NASDAQ National Market under the symbol “TXUI.” Texas United operates through two wholly-owned subsidiary banks, State Bank and GNB Financial, n.a., which offer a complete range of banking services through 27 full-service banking centers located in central and south central Texas and in areas north and south of the Dallas-Fort Worth metroplex. In addition, State Bank operates four loan production offices and 13 limited service branches located in Houston, San Antonio and Austin through State Bank and Community Home Loan.

Forward-Looking Statements

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

TEXAS UNITED BANCSHARES, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

(Unaudited)

	Quarterly
	2005		2004			Year ended December 31,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2004	2003
EARNINGS
Net interest income	$14,291	$12,505	$11,571	$8,191	$7,148	$33,574	$26,223
Provision for loan losses	1,041	722	700	700	300	1,850	2,900
NonInterest income	3,897	5,851	4,616	5,008	4,667	18,195	13,804
NonInterest expense	13,197	13,439	13,426	10,289	9,196	41,061	29,992
Net income	2,612	2,802	1,429	1,561	1,495	6,050	5,241
Basic earnings per share	0.33	0.36	0.18	0.30	0.37	1.15	1.31
Diluted earnings per share	0.33	0.35	0.18	0.29	0.36	1.11	1.26
Weighted average basic shares outstanding (in 000's)	7,805	7,798	7,776	5,249	4,020	5,264	3,984
Weighted average diluted shares outstanding (in 000's)	7,964	7,968	7,953	5,421	4,200	5,442	4,149

PERFORMANCE RATIOS
Return on average assets	0.86%	0.97%	0.50%	0.76%	0.83%	0.74%	0.86%
Return on average equity	9.88%	10.66%	5.40%	10.35%	15.75%	9.97%	14.12%
Net interest margin	5.39%	5.05%	4.70%	4.42%	4.46%	4.56%	4.81%
Efficiency ratio	73.02%	73.42%	82.94%	77.95%	78.01%	79.49%	77.33%
Full-time equivalent employees	595	557	522	409	377	522	313

CAPITAL
Average equity to average assets	8.75%	9.08%	9.34%	7.39%	5.30%	7.43%	6.07%
Tier 1 leverage capital ratio	6.97%	7.10%	7.08%	9.07%	6.04%	7.08%	6.46%
Tier 1 risk-based capital ratio	9.61%	9.96%	10.40%	13.53%	8.88%	10.40%	9.54%
Total risk-based capital ratio	10.48%	10.83%	11.31%	14.39%	9.74%	11.31%	10.47%
Book value per share	$13.75	$13.35	$13.44	$12.43	$9.34	$13.44	$9.49
Cash dividend per share	0.08	0.08	0.07	0.07	0.07	0.28	0.28

ASSET QUALITY
Gross charge-offs	$857	$684	$621	$449	$392	$1,706	$3,238
Net charge-offs	589	476	456	287	271	964	2,303
Net charge-offs to average loans	0.31%	0.27%	0.27%	0.24%	0.26%	0.19%	0.61%
Allowance for loan losses	$7,383	$6,931	$6,685	$4,535	$4,122	$6,685	$3,893
Allowance for loan losses to total loans	0.94%	0.96%	0.96%	0.91%	0.95%	0.96%	1.01%
Nonperforming loans	$4,765	$3,208	$2,970	$1,978	$976	$2,970	$1,988
Other real estate and repossessed assets	896	641	843	586	1,672	843	273
Nonperforming assets to total assets	0.46%	0.33%	0.33%	0.31%	0.35%	0.33%	0.35%

END OF PERIOD BALANCES
Loans	$786,675	$725,724	$693,548	$498,632	$435,128	$693,548	$384,331
Total earning assets (before allowance)	1,084,723	1,035,947	999,194	754,385	676,414	999,194	568,878
Total assets	1,242,003	1,180,166	1,141,366	839,327	751,631	1,141,366	637,684
Deposits	902,356	880,306	880,075	688,899	567,440	880,075	501,136
Shareholders' equity	107,445	104,177	104,812	78,653	37,570	104,812	37,987

AVERAGE BALANCES
Loans	$754,879	$699,763	$679,149	$476,826	$424,805	$493,490	$376,988
Total earning assets (before allowance)	1,063,221	1,004,551	980,258	736,516	645,214	735,847	544,778
Total assets	1,212,045	1,157,872	1,128,209	811,834	716,168	816,705	611,645
Deposits	895,889	884,117	890,913	664,560	561,454	639,850	486,441
Shareholders' equity	106,065	105,190	105,320	59,999	37,960	60,663	37,112

Texas United Bancshares

Second Quarter 2005 Results

TEXAS UNITED BANCSHARES

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands)

	THREE MONTHS ENDED June 30, 2005	THREE MONTHS ENDED June 30, 2004	SIX MONTHS ENDED June 30, 2005	SIX MONTHS ENDED June 30, 2004	YEAR ENDED December 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans	$16,189	$7,991	$30,294	$15,508	$37,710
Investment securities	2,907	1,922	5,771	3,607	8,597
Federal funds sold	31	3	39	7	30

Total interest income	19,127	9,916	36,104	19,122	46,337

INTEREST EXPENSE
Deposits	3,376	2,035	6,473	3,824	9,223
Federal funds purchased	331	48	507	62	194
Junior subordinated deferrable interest debentures	391	266	781	532	1,189
Borrowings	738	419	1,547	892	2,157

Total interest expense	4,836	2,768	9,308	5,310	12,763

Net interest income	14,291	7,148	26,796	13,812	33,574
Provision for loan losses	1,041	300	1,763	450	1,850

Net interest income after provision for loan losses	13,250	6,848	25,033	13,362	31,724

NONINTEREST INCOME
Service charges on deposit accounts	1,978	2,228	3,812	3,825	6,931
Mortgage servicing revenue	263	290	559	498	888
Net (loss) gain on sales of securities	(84)	71	(122)	148	114
Net gain on sale of loans	1,036	1,238	3,180	3,142	7,452
Other noninterest income	704	840	2,319	958	2,810

Total noninterest income	3,897	4,667	9,748	8,571	18,195

NONINTEREST EXPENSE
Salaries and benefits	8,180	5,722	15,241	9,996	23,798
Occupancy	1,970	1,117	3,775	2,205	5,596
Other noninterest expense	3,047	2,357	7,620	5,145	11,667

Total noninterest expense	13,197	9,196	26,636	17,346	41,061

Earnings before provision for income tax expense	3,950	2,319	8,145	4,587	8,858
Provision for income tax expense	1,338	824	2,731	1,527	2,808

Net earnings	$2,612	$1,495	$5,414	$3,060	$6,050

Texas United Bancshares

Second Quarter 2005 Results

TEXAS UNITED BANCSHARES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30, 2005	June 30, 2004	December 31, 2004
	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$36,927	$18,501	$36,752
Federal funds sold	4,085	—	4,015

Total cash and cash equivalents	41,012	18,501	40,767
Securities available for sale, at fair value	291,631	241,286	301,631
Securities held to maturity, at cost	12,825	—	—
Total loans, including loans held for sale	786,675	435,128	693,548
Allowance for loan losses	(7,383)	(4,122)	(6,685)

Total loans, net	779,292	431,006	686,863
Premises and equipment, net	42,288	28,005	39,730
Accrued interest receivable	6,114	3,489	5,214
Goodwill	40,117	9,573	40,117
Core deposit intangibles, net	4,969	341	5,341
Mortgage servicing rights, net	4,738	4,790	4,698
Other assets	19,017	14,640	17,005

Total assets	$1,242,003	$751,631	$1,141,366

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$212,516	$107,597	$187,454
Interest-bearing	689,840	459,843	692,621

Total deposits	902,356	567,440	880,075
Securities sold under agreement to repurchase	6,367	7,957	6,291
Federal funds purchased	31,921	33,037	15,125
Junior subordinated deferrable interest debentures	17,520	12,365	17,520
Borrowings	164,529	87,330	105,940
Other liabilities	11,865	5,932	11,603

Total liabilities	1,134,558	714,061	1,036,554
SHAREHOLDERS' EQUITY
Common stock	7,811	4,031	7,802
Additional paid-in capital	75,978	17,155	75,935
Retained earnings	26,087	19,919	21,921
Accumulated other comprehensive (loss) income	(2,314)	(3,418)	(729)
Less treasury stock, at cost	(117)	(117)	(117)

Total shareholders' equity	107,445	37,570	104,812
Total liabilities and shareholders' equity	$1,242,003	$751,631	$1,141,366